press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	April 29, 2008		716-687-4225

MOOG’S SECOND QUARTER EPS INCREASES 16%

Moog Inc. (NYSE: MOG.A and MOG.B) today announced second quarter earnings of $28.6 million, a 17% increase from a year ago on sales growth of 22%. Sales for the quarter were $469 million. On a per-share basis, earnings of $.66 were up 16% compared to a year ago.

On a year-to date basis, Moog’s net earnings of $56.3 million were up 16% from last year. Sales for six months were $915 million, a 24% increase over last year’s first half.

Total Aircraft sales in the quarter were up 11% to $162 million with military sales up 28%. Sales on the F-35 Joint Strike Fighter development program were $27 million compared to $14 million a year ago. Military aircraft production activity increased on the F-18, the V-22, and the Blackhawk helicopter. Military aftermarket sales increased 13% to $30 million. The Company’s commercial aircraft sales were down 8% in the quarter to $64 million. Sales to Boeing Commercial were lower on reduced activity on the 787 development program. Commercial aftermarket sales at $22 million were slightly lower than last year.

The Space and Defense segment had a very strong quarter with sales of $70 million, up 48%. The biggest increase was due to the ’07 QuickSet acquisition, which provided $23 million in sales. The MRAP Driver Vision Enhancer accounted for $18 million of that total offsetting the completion of the LAV-25 program. The NASA Constellation program contributed $6.6 million in sales growth.

Industrial sales continued strong in the quarter increasing 17% from a year ago to $130 million. The largest growth was in motion simulators. Deliveries to CAE and Flight Safety pushed sales to $17 million, an increase of 31%. Higher metal prices drove sales of metal forming press controls to $14 million during the quarter, an increase of 36%. Plastic controls were up slightly to $20 million.

Sales in the Components Group of $84 million were up 21% from a year ago. Sales increased in every major market. Aircraft sales were up 13% to $27 million. Space and Defense sales were up 29% to $17 million. The largest percentage increase was in the marine market, a 73% increase to $11 million. Moog’s marine sales reflect increased activity in offshore exploration for high-priced oil.

In the Medical Devices segment total sales were $23 million, almost double last year’s $12 million. Last year’s sales included only $2.4 million from the ZEVEX acquisition, which closed just before the quarter end.

The Company’s current 12-month backlog of $864 million is up 26% from a year ago.

The Company has updated its sales guidance for fiscal ’08. Total sales are now projected at $1.846 billion with net earnings forecasted at $117.3 million. Earnings per share are estimated at $2.71, an increase of 16% over last year.

“The outstanding achievement award for the quarter should go to our new QuickSet operation in Space and Defense,” said R. T. Brady, Chairman and CEO. “In 90 days they built 5,000 Driver Vision Enhancer systems for the MRAP vehicles and generated a 48% sales increase for Space and Defense. The Industrial Segment and the Components Group also had great quarters. Aircraft continues to work through its huge load of development work. Medical Devices had a slow quarter, but we expect a rebound later in the year. All-in-all a good effort in this quarter produced another 16% EPS increase.”

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, marine and medical equipment. Additional information about the company can be found at www.moog.com.

Cautionary Statement

Information included herein or incorporated by reference that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products, industrial capital goods and medical devices, (ii) our dependence on government contracts that may not be fully funded or may be terminated, (iii) our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales, (iv) the possibility that the demand for our products may be reduced if we are unable to adapt to technological change, (v) intense competition which may require us to lower prices or offer more favorable terms of sale, (vi) our significant indebtedness which could limit our operational and financial flexibility, (vii) the possibility that new product and research and development efforts may not be successful which could reduce our sales and profits, (viii) increased cash funding requirements for pension plans, which could occur in future years based on assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates, (ix) a write-off of all or part of our goodwill, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements, (x) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting, (xi) the potential for cost overruns on development jobs and fixed price contracts and the risk that actual results may differ from estimates used in contract accounting, (xii) the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business, (xiii) our ability to successfully identify and consummate acquisitions, and integrate the acquired businesses and the risks associated with acquisitions, including that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with the acquired businesses for which we are not indemnified, (xiv) our dependence on our management team and key personnel, (xv) the possibility of a catastrophic loss of one or more of our manufacturing facilities, (xvi) the possibility that future terror attacks, war or other civil disturbances could negatively impact our business, (xvii) that our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes, (xviii) the possibility that government regulation could limit our ability to sell our products outside the United States, (xix) product quality or patient safety issues with respect to our medical devices business that could lead to product recalls, withdrawal from certain markets, delays in the introduction of new products, sanctions, litigation, declining sales or actions of regulatory bodies and government authorities, (xx) the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation, (xxi) the possibility that litigation may result unfavorably to us, (xxii) our ability to adequately enforce our intellectual property rights and the possibility that third parties will assert intellectual property rights that prevent or restrict our ability to manufacture, sell, distribute or use our products or technology, (xxiii) foreign currency fluctuations in those countries in which we do business and other risks associated with international operations and (xxiv) the cost of compliance with environmental laws. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

MOOG INC. CONSOLIDATED STATEMENTS OF EARNINGS (dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007

Net sales	$468,838	$384,914	$915,245	$740,895
Cost of sales	319,203	256,425	617,980	491,724
Gross profit	149,635	128,489	297,265	249,171

Research and development	26,076	25,655	50,168	47,893
Selling, general and administrative	72,939	60,749	144,221	117,495
Interest	9,223	6,382	18,935	12,067
Other	(1,131)	(535)	(1,017)	76
	107,107	92,251	212,307	177,531

Earnings before income taxes	42,528	36,238	84,958	71,640

Income taxes	13,900	11,751	28,655	23,089

Net earnings	$28,628	$24,487	$56,303	$48,551

Net earnings per share
Basic	$.67	$0.58	$1.32	$1.15
Diluted	$.66	$0.57	$1.30	$1.13

Average common shares outstanding
Basic	42,601,255	42,421,490	42,543,291	42,369,585
Diluted	43,242,298	43,102,869	43,250,479	43,059,806

MOOG INC. CONSOLIDATED SALES AND OPERATING PROFIT (dollars in thousands)

	Three Months Ended		Six Months Ended
	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007
Net Sales
Aircraft Controls	$161,616	$145,706	$321,197	$276,493
Space and Defense Controls	70,086	47,200	127,433	90,865
Industrial Systems	130,176	110,832	252,909	213,063
Components	84,241	69,431	163,828	137,750
Medical Devices	22,719	11,745	49,878	22,724
Net sales	$468,838	$384,914	$915,245	$740,895

Operating Profit and Margins
Aircraft Controls	$14,255	$14,561	$29,343	$27,880
	8.8%	10.0%	9.1%	10.1%
Space and Defense Controls	9,143	7,124	15,843	12,500
	13.0%	15.1%	12.4%	13.8%
Industrial Systems	18,284	14,779	36,177	28,278
	14.0%	13.3%	14.3%	13.3%
Components	14,584	9,839	29,420	22,954
	17.3%	14.2%	18.0%	16.7%
Medical Devices	349	1,138	3,936	3,283
	1.5%	9.7%	7.9%	14.4%
Total operating profit	56,615	47,441	114,719	94,895
	12.1%	12.3%	12.5%	12.8%

Deductions from Operating Profit
Interest expense	9,223	6,382	18,935	12,067
Equity-based compensation expense	682	598	2,310	2,200
Corporate expenses and other	4,182	4,223	8,516	8,988
Earnings before Income Taxes	$42,528	$36,238	$84,958	$71,640

MOOG INC. CONSOLIDATED BALANCE SHEETS (dollars in thousands)

	March 29, 2008	September 29, 2007

Cash	$92,706	$83,856
Receivables	485,236	431,978
Inventories	409,053	359,250
Other current assets	70,914	61,767
Total current assets	1,057,909	936,851
Property, plant and equipment	417,225	386,813
Goodwill and intangible assets	634,054	620,349
Other non-current assets	38,309	62,166
Total assets	$2,147,497	$2,006,179

Notes payable	$1,653	$3,354
Current installments of long-term debt	2,568	2,537
Contract loss reserves	15,064	12,362
Other current liabilities	325,463	301,975
Total current liabilities	344,748	320,228
Long-term debt	661,476	611,633
Other long-term liabilities	210,552	197,106
Total liabilities	1,216,776	1,128,967
Shareholders' equity	930,721	877,212
Total liabilities and shareholders' equity	$2,147,497	$2,006,179